Exhibit 10.1

NOTICE OF BREACH AND DEMAND FOR DISPUTE RESOLUTION

We make reference to the Clinical Development and License Agreement, dated as of July 14, 2005, among BioDelivery Sciences International, Inc., (“BDSI”), Clinical Development Capital LLC (together with its successors and assigns, including, without limitation, CDC IV, LLC, collectively, “CDC”), and Arius Pharmaceuticals, Inc. (such agreement, as amended, the “CDLA”). All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the CDLA.

BDSI hereby gives notice to CDC that: (i) CDC is in material breach of the CDLA and (ii) therefore, BDSI demands that the parties immediately proceed to address CDC’s material breaches in accordance with the provisions of Articles 2 and 11 and all other applicable provisions of the CDLA and any related agreements between CDC, BDSI and any affiliates of BDSI.

CDC has breached the CDLA in several ways to the significant detriment of BDSI and its stockholders, including, without limitation:

1. CDC violated the CDLA when, without knowledge or consent of BDSI, CDC, using proprietary and confidential information of BDSI protected by the terms of the CDLA, made an offer in May 2006 to acquire, directly from BDSI’s licensor, the remaining interest in BEMATM Fentanyl and/or the BEMATM technology for its own financial benefit. In so doing, CDC: (i) used BDSI confidential information in violation of Article 7 of the CDLA, (ii) materially and adversely interfered with BDSI’s contractual relationship with its licensor and (iii) caused BDSI to expend significant and unnecessary financial and other resources to acquire the BEMATM technology for itself.

2. CDC has repeatedly and willfully refused to: (i) convene or designate its representatives to the Development Committee, despite BDSI’s numerous requests to do so and (ii) respond to repeated requests from BDSI for collaboration with BDSI management on the BEMATM Fentanyl program as provided for under the CDLA.

3. CDC has willfully refused (despite BDSI’s requests) to comply with the negotiated dispute resolution provisions of the CDLA. In so doing, CDC has caused BDSI to expend significant and unnecessary financial and other resources in defending itself from CDC’s unwarranted attacks on BDSI’s management and board of directors.

BDSI hereby demands that CDC immediately comply with all provisions of the CDLA and related agreements and further demands that the foregoing and all claims under the CDLA be submitted immediately for resolution pursuant to the dispute resolution mechanisms set forth in the CDLA. BDSI reserves all its rights and remedies against CDC, and its officers, directors, members, managers, controlling persons and affiliates, including with respect to breaches not enumerated.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and Chief Executive Officer